Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Rithm Perpetual Life Residential Trust (the “Company” or “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our common shares of beneficial interest, par value $0.01 per share (“common shares”), does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Maryland Statutory Trust Act (the “MSTA”), and the full text of our Certificate of Trust, our Declaration of Trust (the “Declaration of Trust”), our bylaws (the “Bylaws”) and certain policies adopted by our board of trustees (our “Board”).
Description of Shares of Beneficial Interest
Under our Declaration of Trust, we will have the authority to issue (i) an unlimited number of common shares, including (a) unlimited common shares classified as Class S common shares of beneficial interest, par value $0.01 per share (“Class S shares”), (b) unlimited common shares classified as Class T common shares of beneficial interest, par value $0.01 per share (“Class T shares”), (c) unlimited common shares classified as Class D common shares of beneficial interest, par value $0.01 per share (“Class D shares”), (d) unlimited common shares classified as Class I common shares of beneficial interest, par value $0.01 per share (“Class I shares”), (e) unlimited common shares classified as Class J common shares of beneficial interest, par value $0.01 per share (“Class J shares”), (f) unlimited common shares classified as Class J-2 common shares of beneficial interest, par value $0.01 per share (“Class J-2 shares”) and (g) unlimited common shares classified as Class E common shares of beneficial interest, par value $0.01 per share (“Class E shares”) and (ii) an unlimited number of shares classified as preferred shares and, together with the common shares, the “shares”).
Common Shares
Subject to the restrictions on ownership and transfer of our shares of beneficial interest set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, the holders of our common shares (the “Shareholders”) are entitled to one vote per share on all matters voted on by Shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, the Shareholders are entitled to such distributions as may be authorized from time to time by our Board (or a duly authorized committee of our Board) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our Shareholders. All outstanding common shares issued are fully paid and non-assessable. Shareholders do not have preemptive rights, which means that Shareholders will not have an automatic option to purchase any new common shares that we issue.
Our Declaration of Trust also contains a provision permitting our Board, without any action by our Shareholders, to classify or reclassify unissued common shares from time to time into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any new class or series of shares of beneficial interest.
We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Computershare Trust Company, N.A. will act as our registrar and as the transfer agent for our shares.
Class S Shares
Although no upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees are charged by us with respect to the Class S shares, if holders of our Class S shares purchased the Class S shares through certain financial intermediaries, those financial intermediaries may directly charge such holders of our Class S shares transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided that the financial intermediaries limit such charges to 3.5% of the transaction price for each Class S share. If we engage a dealer manager in the future, such dealer manager may also charge upfront dealer manager fees equal to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class S shares as set forth herein.
We reallow (pay) participating broker-dealers and/or a dealer manager, if any, ongoing servicing fees (“Ongoing Servicing Fees”) or distribution fees (“Distribution Fees”) with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate net asset value (“NAV”) of our outstanding Class S shares, including any Class S shares acquired pursuant to our distribution reinvestment plan. The Ongoing Servicing Fees or Distribution Fees are paid monthly in arrears. If we engage a dealer manager in the future, the dealer manager will reallow (pay) all or a portion of such Ongoing Servicing Fees or Distribution Fees to certain participating broker-dealers for ongoing services performed by such broker-dealers and may retain a portion of such fees up to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class S shares as set forth herein. To the extent a broker-dealer is not eligible to receive such fees for failure to provide such services, we or the dealer manager, if any and as applicable, will retain or refrain from reallowing (paying) the same. Alternatively, the applicable shares may be converted to Class I shares if we and the dealer manager, if any, determine that such shares should be so converted.
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees is payable in respect of any Class S shares acquired pursuant to our distribution reinvestment plan, but such shares will be charged the Ongoing Servicing Fee or Distribution Fee payable with respect to all our outstanding Class S shares.

In certain arrangements made between us or the dealer manager, if any, and financial intermediaries, a holder’s Class S shares may be eligible to be converted into an equivalent NAV amount of the corresponding class of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing Fees or Distribution Fees, hit any agreed-upon amount. We, at the request of the dealer manager, if any, or any financial intermediary, also has the right to approve at its discretion the ability for a holder of Class S shares to convert into an equivalent NAV amount of Class I shares under certain circumstances.
Class T shares
Although no upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees are charged by us with respect to Class T shares, if holders of our Class T shares purchased the Class T shares through certain financial intermediaries, those financial intermediaries may directly charge such holders of our Class T shares transaction or other fees, including upfront selling commissions / origination fees of up to 3.0%, and upfront dealer manager fees (if any) of up to 0.5%, of the transaction price of each Class T share sold in the primary offering; provided that the participating financial intermediaries and dealer manager (if any) limit such charges to an aggregate of up to 3.5% of the transaction price for each Class T share. If we engage a dealer manager in the future, such dealer manager may also charge upfront dealer manager fees equal to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class T shares as set forth herein.
We reallow (pay) participating broker-dealers and/or a dealer manager, if any, Ongoing Servicing Fees or Distribution Fees with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares, including any Class T shares acquired pursuant to our distribution reinvestment plan. The Ongoing Servicing Fees or Distribution Fees are paid monthly in arrears. If we engage a dealer manager in the future, the dealer manager will reallow (pay) all or a portion of such Ongoing Servicing Fees or Distribution Fees to certain participating broker-dealers for ongoing services performed by such broker-dealers and may retain a portion of such fees up to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class T shares as set forth herein. To the extent a broker-dealer is not eligible to receive such fees for failure to provide such services, we or the dealer manager, if any and as applicable, will retain or refrain from reallowing (paying) the same. Alternatively, the applicable shares may be converted to Class I shares if we and the dealer manager, if any, determine that such shares should be so converted.
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees is payable in respect of any Class T shares acquired pursuant to our distribution reinvestment plan, but such shares will be charged the Ongoing Servicing Fee or Distribution Fee payable with respect to all our outstanding Class T shares.
In certain arrangements made between us or the dealer manager, if any, and financial intermediaries, a holder’s Class T shares may be eligible to be converted into an equivalent NAV amount of the corresponding class of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing Fees or Distribution Fees, hit any agreed-upon amount. We, at the request of the dealer manager, if any, or any financial intermediary, may approve at its discretion the ability for a holder of Class T shares to convert into an equivalent NAV amount of Class I shares under certain circumstances.
Class D shares
Although no upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees are charged by us with respect to Class D shares, if holders of our Class D shares purchased the Class D shares through certain financial intermediaries, those financial intermediaries may directly charge such holders of our Class D shares transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided that the financial intermediaries limit such charges to 1.50% of the net offering price for each Class D share. If we engage a dealer manager in the future, such dealer manager may also charge upfront dealer manager fees equal to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class D shares as set forth herein.
We reallow (pay) participating broker-dealers and/or a dealer manager, if any, Ongoing Servicing Fees or Distribution Fees with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares acquired pursuant to our distribution reinvestment plan. The Ongoing Servicing Fees or Distribution Fees are paid monthly in arrears. If we engage a dealer manager in the future, the dealer manager will reallow (pay) all or a portion of the Ongoing Servicing Fees or Distribution Fees to certain participating broker-dealers for ongoing shareholder services performed by such broker-dealers and may retain a portion of such fees up to an amount to be determined when we engage such dealer manager; provided, however, that any fees resulting from any such engagement are generally not expected to exceed the maximum percentages for Class D shares as set forth herein. To the extent a broker-dealer is not eligible to receive such fees for failure to provide such services, we or the dealer manager, if any and as applicable, will retain or refrain from reallowing (paying) the same. Alternatively, the applicable shares may be converted to Class I shares if we and the dealer manager, if any, determine that such shares should be so converted.
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees is payable in respect of any Class D shares acquired pursuant to our distribution reinvestment plan, but such shares will be charged the Ongoing Servicing Fee or Distribution Fee payable with respect to all our outstanding Class D shares.
In certain arrangements made between us or the dealer manager, if any, and financial intermediaries, a holder’s Class D shares may be eligible to be converted into an equivalent NAV amount of the corresponding class of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing

Fees or Distribution Fees, hit any agreed-upon amount. We, at the request of the dealer manager, if any, or any financial intermediary, may also approve at its discretion the ability for a holder of Class D shares to convert into an equivalent NAV amount of Class I shares under certain circumstances.
Class I shares
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees or Ongoing Servicing Fees or Distribution Fees are paid for sales of any Class I shares.
Class J Shares and Class J-2 Shares
Although no upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees are charged by us with respect to Class J shares and Class J-2 shares, if holders of our Class J shares or Class J-2 shares purchased such shares through certain financial intermediaries, those financial intermediaries may directly charge such holders transaction or other fees, including upfront selling commissions / origination fees of up to 2.0% of the transaction price of each Class J share or Class J-2 share sold in the primary offering.
We reallow (pay) participating broker-dealers and/or a dealer manager, if any, Ongoing Servicing Fees or Distribution Fees with respect to our outstanding Class J shares and Class J-2 shares equal to 0.625% per annum of the aggregate NAV of our outstanding Class J shares or Class J-2 shares, including any Class J shares or Class J-2 shares acquired pursuant to our distribution reinvestment plan; provided that the Ongoing Servicing Fees or Distribution Fees with respect to the Class J shares and Class J-2 shares will in no event exceed 50% of the aggregate of the management fee payable to RCM GA Manager LLC, a Delaware limited liability company and an affiliate of the Sponsor (as defined below) (the “Adviser”), and Ongoing Servicing Fees or Distribution Fees, in each case, attributable to the Class J shares or Class J-2 shares per annum. The Ongoing Servicing Fees or Distribution Fees are paid monthly in arrears. Class J shares and Class J-2 shares may be converted to Class I shares if we determine that such shares should be so converted.
For the avoidance of doubt, the amount of the management fee paid by the Class J shares or Class J-2 shares to the Adviser for a given period will be reduced by the amount of any Distribution Fees with respect to such class for such period.
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees is payable in respect of any Class J shares or Class J-2 shares acquired pursuant to our distribution reinvestment plan, but such shares will be charged the Ongoing Servicing Fee or Distribution Fee payable with respect to all our outstanding Class J shares and Class J-2 shares.
In certain arrangements made between us and financial intermediaries, a holder’s Class J shares or Class J-2 shares may be eligible to be converted into an equivalent NAV amount of Class I shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing Fees or Distribution Fees, hit any agreed-upon amount. We, at the request of any financial intermediary, may approve at its discretion the ability for a holder of Class J shares or Class J-2 shares to convert into an equivalent NAV amount of Class I shares under certain circumstances.
Class E Shares
No upfront selling commissions / origination fees, upfront dealer manager fees or other similar placement fees or Ongoing Servicing Fees or Distribution Fees are paid for sales of any Class E shares. The Class E shares are being offered to Rithm Capital Corp. (the “Sponsor”) and its affiliates (including their employees) and may be issued in connection with the management fee, performance fee, reimbursement of expenses or as compensation to the Adviser, certain Sponsor key personnel and/or independent trustees. Under our Declaration of Trust, if the employment or other service relationship of any employee, officer, manager, trustee, agent or director of the Sponsor or its affiliates terminates (except for senior members of management who have moved to emeritus status), our Board may decide to convert any Class E shares held by such person into a number of shares of another class of shares with an equivalent NAV as of the date of conversion of the Class E shares.
Other Terms of Common Shares
Each Class S share, Class T share, Class D share, Class J share, Class J-2 share or Class E share held in a shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of our common shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets (except for any such transaction taken in connection with an internal restructuring transaction (including our conversion into another type of legal entity) or a Conversion Event (as defined below)).
Preferred Shares
Our Declaration of Trust will authorize our Board to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred shares so issued. Because our Board has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any class or series of preferred share preferences, powers and rights senior to the rights of our Shareholders.
If we ever create and issue preferred shares with a distribution preference over our common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on our common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to our Shareholders, likely reducing or possibly eliminating the amount our Shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our Board has no present plans to issue any preferred shares, but may do so at any time in the future without shareholder approval.
Meetings and Special Voting Requirements
Under the MSTA and our Declaration of Trust, we are not required to, and do not anticipate, holding an annual meeting or any other regularly scheduled meeting of Shareholders. Rather, we anticipate that meetings of Shareholders will only be called as special meetings, if, as and when necessary. Special meetings of Shareholders may be called only upon the request of our Board, a majority of our Independent Trustees (as defined in our Declaration of Trust) or our chief executive officer, president or chair of our Board. Special meetings of Shareholders may also be called by our secretary, upon the written request of Shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, only for the purpose of removing one or more trustees for “cause” (as defined in our Declaration of Trust) and filling any resulting vacancy, provided such request contains the information required in our Bylaws and the Shareholders comply with the procedures contained in our Bylaws. In the event there are no trustees, any Shareholder may call a special meeting for the purpose of electing trustees.
The presence either in person or by proxy of Shareholders entitled to cast at least one-third of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum (unless our Board, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take Shareholder action, except as described in the next paragraph.
Under our Declaration of Trust, Shareholders generally are entitled to vote at a duly held meeting at which a quorum is present on (i) those amendments to our Declaration of Trust on which Shareholders are entitled to vote as provided in our Declaration of Trust, (ii) a merger, consolidation, conversion or transfer or other disposition of all or substantially all of our assets on which Shareholders are entitled to vote as provided in our Declaration of Trust (but excluding a Conversion Event, an internal restructuring transaction (including the conversion of us into another type of legal entity) or any transaction that could be taken by a Maryland corporation without approval of its Shareholders pursuant to the Maryland General Corporation Law), (iii) removal of a trustee for “cause” and the election of a successor trustee to the extent provided in our Declaration of Trust, (iv) in the event that there are no trustees, the election of trustees and (v) such other matters that our Board determines to submit to our Shareholders for approval or ratification. The affirmative vote of a plurality of the total votes cast in the election of a trustee is generally required to elect any trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present is generally sufficient to approve any other matter that may properly come before the Shareholders at such meeting. However, under our Declaration of Trust, amendments to our Declaration of Trust and mergers, consolidations, conversions, or transfers of all or substantially all of our assets, in each case to the extent shareholder approval is required, must be approved by Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, Shareholders have the power, without the concurrence of the trustees, to remove a trustee from our Board for “cause,” and then only by the affirmative vote of two-thirds of the votes entitled to be cast on such matter. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. Any election by our Shareholders or our Board to replace a removed trustee must comply with the terms or our Declaration of Trust and Bylaws providing for, as applicable, the Adviser’s exclusive right to designate one or more trustees to serve on our Board, including without limitation as a successor trustee to a removed trustee, and the qualifications applicable to an Independent Trustee.
Under our Declaration of Trust, our Board may determine, in its sole discretion and without any action by our Shareholders, that we will (i) conduct a public offering as a non-listed real estate investment trust (“REIT”) subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time, or (ii) undertake a listing of any or all of our common shares on a national securities exchange registered with the Securities and Exchange Commission under the Exchange Act or any other internationally recognized securities exchange determined by our Board. In connection with such determination and the conduct of such public offering or listing, as applicable, our Board may cause us to (i) merge with or into or convert into another entity, (ii) consolidate with one or more entities into a new entity, (iii) transfer all or substantially all of our assets to another entity or (iv) amend our Declaration of Trust and our Bylaws (in each case, a “Conversion Event”), in each case without any action or approval by our Shareholders.
Shareholders are not entitled to exercise any appraisal rights or of the rights of an objecting shareholder unless our Board determines that such rights apply, with respect to all or any classes or series of shares of beneficial interests, to one or more transactions occurring after the date of the determination in connection with which Shareholders would otherwise be entitled to exercise such rights.
Pursuant to our Declaration of Trust, Shareholders may, during usual business hours, inspect and copy our Declaration of Trust and Bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of our affairs and any voting trust agreements on file at our principal office, if, and only if, approved by our Board.
Restrictions on Ownership and Transfer
Our Declaration of Trust contains restrictions on the number and value of our shares that a person (including any entity or group) may own. Unless our Board otherwise determines that an exemption may be granted, commencing with the first date that we intend to qualify as a REIT, no person (including any entity or group) may own, directly or indirectly through application of constructive ownership rules, in excess of 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common shares or 9.8% in value or number of common shares, whichever is more restrictive, of the aggregate of our outstanding shares of all classes or series.
Subject to certain limitations, our Board, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings by such person as required by our Declaration of Trust and as our Board may determine. Prior to the granting of any exemption or creating or increasing these limits as applicable to any person, our Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to our Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, our Board may impose such conditions or restrictions as it deems appropriate in connection with granting any such exemption or exception to these limits.
Our Declaration of Trust further provides that no person may beneficially or constructively own our shares that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise cause us to fail to qualify as a REIT, and that no person may transfer our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code). Our Declaration of Trust provides that any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of our shares that will or may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust, as described below, is required to give us immediate written notice of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such other information as we may request to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Our Declaration of Trust further provides that any attempted transfer of our shares which, if effective, would result in any person beneficially owning or constructively owning our shares in violation of the above limitations (except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be null and void and of no force and effect and the intended transferee shall acquire no rights in such shares) will cause the number of shares that would cause the violation, rounded up to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and that the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to our shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that our shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell our shares to a person designated by the trustee, whose ownership of our shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in our shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for our shares or, if the event causing our shares to be held in the trust did not involve a purchase of such shares at market price, as defined in our Declaration of Trust, the market price of our shares on the day of the event causing our shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of our shares. The trustee will reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable per share to the proposed transferee and any other amounts received by the trustee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the trust, our shares are sold by the proposed transferee, then our shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for our shares that exceeds the amount such proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price of our shares on the day of the event causing our shares to be held in the trust and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold our shares. Upon such a sale to us, the interest of the charitable beneficiaries in our shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any other amounts held by the trustee with respect to such shares to the charitable beneficiary. The trustee will reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferee to the trustee.
If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then our Declaration of Trust provides that the transfer of the number of shares that would otherwise cause any person to violate the above limitations will be null and void and the intended transferee shall acquire no rights in such shares.
All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above. Instead of a legend, the certificate, if any, may state that we will furnish a full statement about certain restrictions on ownership and transferability of our shares to a shareholder upon request and without charge.
Every owner of more than 1∕2 of 1% (or such other percentage, between 1∕2 of 1% and 5%, as provided in the U.S. Treasury regulations or as otherwise required by our Board) of our shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares which he or she beneficially owns and a description of the manner in which our shares are held; provided, that an owner of record who holds our shares as nominee for an actual owner (who is required to include in his or her gross income the dividends or other distributions received on such shares) must give written notice to us stating the name and address of such actual owner and the number of shares of such actual owner with respect to which the owner of record is the nominee. Each such owner shall promptly provide us in writing such additional information as we may request to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits.
Any subsequent transferee to whom a shareholder transfers shares must also comply with Rule 502(d) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares or that our Shareholders otherwise believe to be in their best interests.
Distributions
Distributions will generally be made on all classes of our common shares at the same time. The per share amount of distributions on each class of our common shares may differ because of adjustment for class-specific items such as Ongoing Servicing Fees or Distribution Fees and management fees and performance fees. We expect to use the “record share” method of determining the per share amount of distributions on our common shares, although our Board may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific Ongoing Servicing Fees or Distribution Fees, and as applicable, any class-specific management fees and performance fees, for such period. Such amount will be divided by the number of our common shares outstanding on the record date. Such per share amount will be reduced for each class of common shares by the per share amount of any class-specific Ongoing Servicing Fees or Distribution Fees, and as applicable, any class-specific management fees and performance fees allocable to such class, if applicable.

Distributions are authorized at the discretion of our Board, in accordance with our earnings, cash flows and general financial condition. Our Board’s discretion is directed, in substantial part, by its obligation to cause us to comply with REIT requirements (unless our Board determines that it is no longer in our best interests to continue to qualify as a REIT).
Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws
The following description of the terms of certain provisions of Maryland law and our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to the MSTA, our Declaration of Trust and our Bylaws.
Number of Trustees; Vacancies on Our Board; Removal of Trustees
Our Declaration of Trust provides that the number of our trustees may be established only by our Board pursuant to our Bylaws. Our Bylaws provide that, unless our Bylaws are amended, the number of trustees may not be fewer than three nor more than fifteen. For so long as the Sponsor or an affiliate of the Sponsor acts as investment advisor or manager to us, the Adviser has the right to designate a number of trustees for election to our Board, which number will initially be two (each, an “Adviser Designee”); provided that if the number of trustees constituting our Board is increased or decreased, the number of Adviser Designees will be increased or decreased proportionately (but, unless our Bylaws are amended, in no event will the number of Adviser Designees (i) equal or exceed 50% of the total size of our Board or (ii) be less than one). Our Board must also consult with the Adviser in connection with filling any vacancies created by the removal, resignation, retirement or death of any trustee.
Any vacancy on our Board (other than vacancies resulting from shareholder removal of a trustee for “cause”) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum (subject to the Adviser’s right to designate Adviser Designees for election to our Board, as further set forth in our Declaration of Trust). Any trustee elected to fill a vacancy will serve until his, her or its resignation, removal, death, dissolution, termination of legal existence, adjudication of legal incompetence or the election and qualification of his, her or its successor. Vacancies resulting from shareholder removal of a trustee for “cause” may be filled only by the Shareholders. However, if the trustee so removed had been designated to serve on our Board by the Adviser, then the Adviser shall have the exclusive right to designate the successor trustee for election to our Board to replace the removed trustee. Any election by our Shareholders or our Board to replace a removed trustee must comply with the terms or our Declaration of Trust and Bylaws providing for, as applicable, the Adviser’s exclusive right to designate one or more trustees to serve on our Board, including without limitation as a successor trustee to a removed trustee, and the qualifications applicable to an Independent Trustee.
Any trustee may resign at any time. A trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. In addition, a trustee may be removed only for “cause” (i) by our Shareholders upon the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter or (ii) by written instrument, signed by a majority of the trustees, specifying the date when such removal shall become effective. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Advance Notice of Trustee Nominations and Other Proposals
We are not required to hold an annual meeting of Shareholders. With respect to special meetings of Shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (i) by or at the direction of our Board, (ii) by a shareholder that has requested that a special meeting be called for the purpose of removing one or more trustees for “cause” (as defined in our Declaration of Trust) and filling any resulting vacancy on our Board in compliance with our Bylaws or (iii) provided that the special meeting has been called for the purpose of electing trustees, by any Shareholder who is a shareholder of record at the record date set by our Board for the purpose of determining Shareholders entitled to vote at the special meeting, at the time of giving the advance notice required by the Bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice procedures of the Bylaws.
Corporate Opportunities Waiver
Our Declaration of Trust provides that, to the maximum extent permitted from time to time by Maryland law, (i) none of our trustees and officers who is also an officer, employee or agent of the Sponsor or any of its affiliates is required to present, communicate or offer any business opportunity to us or any of our subsidiaries and (ii) any such person, on his or her own behalf or on behalf of the Sponsor or any of its affiliates, shall have the right to hold and exploit any business opportunities or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than us and our subsidiaries. In addition, our Declaration of Trust provides that we renounce, on our behalf and on behalf of our subsidiaries, our interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunity to the maximum extent permitted from time to time by Maryland law.
Exclusive Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if such state court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law, (ii) any derivative action or proceeding brought on our behalf, other than actions arising under U.S. federal securities laws, (iii) any action asserting a claim of breach of any duty owed by any trustee or officer or other agent of ours to us or to our Shareholders, (iv) any action asserting a claim against us or any of our trustees, officers or other agents arising pursuant to any provision of the MSTA or our Declaration of Trust or Bylaws or (v) any other action asserting a claim against us or any of our trustees or officers or other agents that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.
Amendment to Our Declaration of Trust and Bylaws
Except as provided by our Declaration of Trust or the terms of any classes or series of shares and as provided below, our Declaration of Trust may be amended by our Board, without any action by our Shareholders. Except as may otherwise be expressly provided in our Certificate of Trust or Declaration of Trust, our Certificate of Trust and Declaration of Trust may be amended only by the Board, without any action or approval by the Shareholders, including, but not limited to, and without limiting the power and authority of the Board to amend our Certificate of Trust and Declaration of Trust for any other reason, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained in our Certificate of Trust or Declaration of Trust, or that add or change any other provisions with respect to matters or questions arising under our Certificate of Trust or Declaration of Trust as the Board may deem necessary or desirable and that the Board determines does not materially and adversely affect the contract rights of outstanding shares. Amendments to our Declaration of Trust that our Board determines would, viewed as a whole, materially and adversely affect the contract rights of our outstanding shares, but excluding amendments of the type specified in (i) our Declaration of Trust as expressly not requiring any action or approval by our Shareholders or (ii) Section 2-605 of the Maryland General Corporation Law (any and all of which shall not require approval of any shareholder), must be approved by our Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our Board has the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws.
Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws
Certain provisions of Maryland law, our Declaration of Trust and Bylaws could delay, defer or prevent a transaction or our change in control that might involve a premium price for Shareholders or otherwise be in their best interest.